Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Wave Life Sciences Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value per share, underlying Inducement Options	457(c) and 457(h)	350,000	$5.85	$2,047,500	$0.00015310	$313.48

Equity	Ordinary Shares, no par value, underlying Inducement RSUs	457(c) and 457(h)	12,000	$14.365	$172,380	$0.00015310	$26.40

Total Offering Amount					$2,219,880		$339.88

Total Fee Offsets							—

Net Fee Due							$339.88
(1)

The number of ordinary shares of the Registrant (“Ordinary Shares”) stated above consists of (i) 350,000 shares issuable upon the exercise of share options (the “Inducement Options”) granted to a new employee pursuant to the Non-qualified Share Option Agreement dated as of May 8, 2024 by and between the Registrant and the new employee (the “Inducement Option Agreement”) and (ii) 12,000 restricted share units (the “Inducement RSUs”) granted to the new employee pursuant to the Restricted Share Unit Agreement dated as of May 8, 2024 by and between the Registrant and the new employee (the “Inducement RSU Agreement”). The maximum number of shares which may be sold upon the exercise of the Inducement Options or upon the vesting of the Inducement RSUs is subject to adjustment in accordance with certain anti-dilution and other provisions of the Inducement Option Agreement and the Inducement RSU Agreement, respectively. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Inducement Option Agreement and the Inducement RSU Agreement, by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The offering price per share and the aggregate offering price for shares issuable upon the exercise of the Inducement Options are based upon $5.85, which is the exercise price for the Inducement Options, and the offering price per share and the aggregate offering price for shares issuable upon the vesting of the Inducement RSUs are based upon $14.20, which is the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Global Market on November 6, 2024.